EXHIBIT 23

CONSENT OF VALUATION FIRM

We hereby consent to the inclusion in this Form 10-Q of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by the Company as of September 30, 2009 and June 30, 2009.

/s/Houlihan Smith & Company, Inc.
November 4, 2009